Exhibit 2.1

                                                               EXECUTION COPY



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               THILMANY, L.L.C.,

                             KTHP ACQUISITION, INC.

                                      AND

                         PACKAGING DYNAMICS CORPORATION




                               February 24, 2006




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                               TABLE OF CONTENTS


ARTICLE I THE MERGER; EFFECTIVE TIME; CLOSING.................................1
   1.1      The Merger........................................................1
   1.2      Effective Time....................................................2
   1.3      Closing...........................................................2

ARTICLE II SURVIVING CORPORATION..............................................2
   2.1      Certificate of Incorporation......................................2
   2.2      By-laws...........................................................2
   2.3      Directors.........................................................3
   2.4      Officers..........................................................3

ARTICLE III MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF
            SHARES IN THE MERGER..............................................3
   3.1      Share Consideration for the Merger; Conversion or
              Cancellation of Shares in the Merger............................3
   3.2      Dissenting Shares.................................................4
   3.3      Stockholders' Meeting and Proxy...................................4
   3.4      Payment for Shares in the Merger..................................6
   3.5      Transfer of Shares Immediately Prior to the Effective Time........7
   3.6      Stock Options and Other Equity Incentive Awards...................7

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................8
   4.1      Corporate Organization and Qualification..........................8
   4.2      Capitalization....................................................8
   4.3      Authority Relative to This Agreement..............................9
   4.4      Consents and Approvals; No Violation.............................10
   4.5      SEC Documents; Financial Statements..............................11
   4.6      Absence of Certain Changes or Events.............................12
   4.7      Litigation.......................................................13
   4.8      Proxy Statement..................................................13
   4.9      Taxes............................................................13
   4.10     Employee Benefit Plans...........................................14
   4.11     Labor Matters....................................................17
   4.12     Environmental Laws and Regulations...............................18
   4.13     Intellectual Property............................................18
   4.14     Compliance with Laws and Orders..................................20
   4.15     Property.........................................................20
   4.16     Material Contracts...............................................21
   4.17     State Takeover Statutes..........................................22
   4.18     Interested Party Transactions....................................22
   4.19     Insurance........................................................22
   4.20     Commercial Relationships.........................................23
   4.21     Brokers and Finders..............................................23
   4.22     Opinion of Financial Advisors....................................23

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT
              AND NEWCO......................................................23
   5.1      Corporate Organization and Qualification.........................23
   5.2      Authority Relative to This Agreement.............................24
   5.3      Consents and Approvals; No Violation.............................24
   5.4      Proxy Statement..................................................25
   5.5      Financing........................................................25
   5.6      Interim Operations of Newco......................................25
   5.7      Share Ownership..................................................26
   5.8      Brokers and Finders..............................................26

ARTICLE VI ADDITIONAL COVENANTS AND AGREEMENTS...............................26
   6.1      Conduct of Business of the Company...............................26
   6.2      Acquisition Proposals............................................30
   6.3      Commercially Reasonable Efforts..................................32
   6.4      Financing........................................................33
   6.5      Access to Information............................................34
   6.6      Publicity........................................................35
   6.7      Indemnification of Directors and Officers........................35
   6.8      Employees........................................................37
   6.9      Certain Actions and Proceedings..................................37
   6.10     Director Resignations............................................38

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER.........................38
   7.1      Conditions to Each Party's Obligations to Effect the Merger......38
   7.2      Conditions to Obligations of Parent and Newco....................38
   7.3      Conditions to the Obligation of the Company......................39

ARTICLE VIII TERMINATION; AMENDMENT; WAIVER..................................40
   8.1      Termination by Mutual Consent....................................40
   8.2      Termination by Either Parent or the Company......................40
   8.3      Termination by Parent............................................40
   8.4      Termination by the Company.......................................41
   8.5      Effect of Termination............................................41
   8.6      Certain Payments.................................................41
   8.7      Extension; Waiver................................................43

ARTICLE IX MISCELLANEOUS AND GENERAL.........................................44
   9.1      Payment of Expenses..............................................44
   9.2      Survival of Representations and Warranties;
              Survival of Confidentiality....................................44
   9.3      Modification or Amendment........................................44
   9.4      Waiver of Conditions.............................................44
   9.5      Counterparts.....................................................44
   9.6      Governing Law....................................................44
   9.7      Jurisdiction.....................................................44
   9.8      Notices..........................................................45
   9.9      Entire Agreement; Assignment.....................................46
   9.10     Parties in Interest..............................................46
   9.11     Certain Definitions..............................................46
   9.12     Disclosure Schedules.............................................49
   9.13     Obligation of Parent.............................................49
   9.14     Validity.........................................................49
   9.15     Captions.........................................................49

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 24, 2006, by and among Thilmany, L.L.C., a Delaware limited liability company ("Parent"), KTHP Acquisition, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent ("Newco"), and Packaging Dynamics Corporation, a Delaware corporation (the "Company").

                                    RECITALS

         WHEREAS, the board of directors of Newco and the board of managers of Parent have unanimously approved this Agreement and the transactions contemplated hereby; and

         WHEREAS, the board of directors of the Company (the "Board of Directors") has (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that it is advisable and in the best interests of the Company and its stockholders to adopt the Agreement and to consummate the acquisition of the Company by Parent and Newco upon the terms and subject to the conditions set forth in the Agreement, (iii) determined that the cash consideration to be received for the Shares, in the Merger is fair to the stockholders of the Company who will receive such consideration, and (iv) recommended to the stockholders of the Company to vote to approve this Agreement and the Merger;

         WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent's and Newco's willingness to enter into this Agreement, each of the stockholders of the Company listed on Exhibit A hereto (the "Principal Stockholders"), Parent and Newco will enter into voting agreements, in the form attached hereto as Exhibit B (the "Voting Agreements"), pursuant to which, among other things, such Principal Stockholders will agree to vote their Shares to approve this Agreement and the Merger, upon the terms and subject to the conditions set forth in the Voting Agreements; and

         WHEREAS, Parent, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Newco and the Company hereby agree as follows:

                                   ARTICLE I

                      THE MERGER; EFFECTIVE TIME; CLOSING

         1.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, the Company and Newco shall consummate a merger (the "Merger") in which (a) Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the Laws of the State of Delaware and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Newco shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Newco shall become the debts, liabilities and duties of the Surviving Corporation. If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Newco or the Company, the authorized officers and directors of the Surviving Corporation are fully authorized in the name of Newco or the Company, as the case may be, to take, and shall take, any and all such lawful action.

         1.2 Effective Time. Parent, Newco and the Company will cause a Certificate of Merger (the "Certificate of Merger") to be executed and filed on the date of the Closing (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Delaware as provided in the DGCL and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or such later date as is agreed upon by the parties and specified in the Certificate of Merger, and such date is hereinafter referred to as the "Effective Time."

         1.3 Closing. The closing of the Merger (the "Closing") shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois, at 10:00 a.m. Chicago time on the third business day following the date on which the last of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement (other than such conditions which by their terms are not capable of being satisfied until the Closing) or (b) at such other place, time and date as Parent and the Company may agree in writing (the "Closing Date").

                                  ARTICLE II

                             SURVIVING CORPORATION

         2.1 Certificate of Incorporation. The certificate of incorporation of Newco, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation.

         2.2 By-laws. The by-laws of Newco, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation.

         2.3 Directors. The directors of Newco immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

         2.4 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

                                  ARTICLE III

    MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

         3.1 Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any outstanding shares of common stock, par value $0.01 per share, of the Company (the "Shares") or capital stock of Newco:

                  (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Parent and any of its direct or indirect wholly-owned Subsidiaries (the "Parent Companies"), any of the Company's direct or indirect wholly-owned Subsidiaries, Shares held in the treasury of the Company, or Shares held by stockholders properly exercising appraisal rights pursuant to Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of Newco, the Company or the holder thereof, be cancelled and extinguished and converted into the right to receive, pursuant to Section 3.4, $14.00 in cash (the "Merger Consideration"), payable to the holder thereof, less any required withholding of taxes, without interest thereon.

                  (b) At the Effective Time, each Share issued and outstanding and owned by any of the Parent Companies or any of the Company's direct or indirect wholly-owned Subsidiaries or held in the treasury of the Company immediately prior to the Effective Time shall cease to be outstanding (if applicable), be cancelled, retired and cease to exist and no consideration shall be delivered in exchange therefor.

                  (c) At the Effective Time, each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one duly authorized, validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (d) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented Shares (the "Certificates") shall cease to have any rights as stockholders of the Company, except the right to receive the consideration set forth in this Article III for each Share held by them. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

                  (e) If between the date of this Agreement and the Effective Time, the Shares shall have been changed into a different number of shares or other form of security or a different class, by reason of any stock dividend, reclassification, recapitalization, split, division, combination or exchange of shares, or rights issued in respect of the Shares, or other like changes in the Company's capitalization, there will be a proportionate adjustment made to the Merger Consideration to reflect such change.

         3.2 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration unless such stockholder fails to perfect or waives, withdraws or otherwise loses his or her right to appraisal under Section 262 of the DGCL. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by him or her in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or waives, withdraws or loses his or her right to appraisal under Section 262 of the DGCL, in which case such Shares shall be treated as Shares that had been converted as of the Effective Time into only the right to receive the Merger Consideration, less any required withholding of taxes, without interest thereon, in accordance with Section 3.1. The Company shall give Parent (i) prompt notice of any notices of dissent, written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal, or agree to do any of the foregoing.

         3.3 Stockholders' Meeting and Proxy.

                  (a) The Company shall, in accordance with applicable Law and its certificate of incorporation and by-laws, duly call, give notice of, convene and hold a special meeting of the Company's stockholders (the "Stockholders' Meeting"), for the purpose of considering the adoption and approval of this Agreement and the Merger as soon as practicable following the date hereof, regardless of whether the Board of Directors determines at any time that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or any other Company Adverse Recommendation has occurred at any time; provided that unless otherwise requested in writing by Parent, with reasonable advance notice, the date of the Stockholders' Meeting shall be no earlier than May 15, 2006; provided, further, that the Company may extend the date of the Stockholders' Meeting to the extent (i) necessary in order to obtain a quorum of its stockholders or (ii) the Company reasonably determines that such delay is required by applicable Law.

                  (b) Subject to Section 6.2, the Company shall, through its Board of Directors, recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and approval of the Merger and include such recommendation in the Proxy Statement;

                  (c) As promptly as practicable following the date of this Agreement (but in any event within fifteen (15) business days following the date hereof), the Company shall prepare and file a preliminary proxy statement relating to the transactions contemplated by this Agreement and the Merger (the "Preliminary Proxy Statement") with the United States Securities and Exchange Commission (the "SEC"), and shall use its commercially reasonable efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Newco, respond as promptly as practicable to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause a definitive proxy statement (the "Definitive Proxy Statement", and together with the Preliminary Proxy Statement, the "Proxy Statement") to be mailed to its stockholders as soon as is reasonably practicable following the date hereof.

                  (d) Each party shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide the other parties with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement. If at any time prior to the Stockholders' Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and the parties shall cooperate (which shall include providing each other with an opportunity to review and comment) in the prompt filing with the SEC of an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the stockholders of the Company.

                  (e) Subject to Section 6.2, the Company will use commercially reasonable efforts to (i) solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other action necessary or advisable to secure the vote or consent of its stockholders required by applicable Law to obtain such approvals.

                  (f) At such meeting, Parent, Newco and their affiliates will vote all Shares owned by them in favor of adoption of this Agreement, approval of the Merger and the transactions contemplated thereby.

         3.4 Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

                  (a) At the Effective Time, Parent shall deliver to a bank or trust company selected by Parent and reasonably acceptable to the Company (the "Exchange Agent") for the benefit of the holders of Shares, the funds necessary to make the payments contemplated by Section 3.1 (the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Exchange Fund. Pending distribution of the Exchange Fund pursuant to Section 3.4(b) hereof, the Exchange Fund shall be held in trust for the benefit of the holders of the Shares and the Exchange Fund shall not be used for any other purposes, and Parent and the Surviving Corporation may direct the Exchange Agent to invest such cash, provided that such investments (i) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $250,000,000 (collectively "Permitted Investments") or money market funds which are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to Section 3.4(b) hereof. Any interest and other income resulting from such investments remaining after nine months from the Effective Date and thereafter shall be paid to Parent.

                  (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (other than holders of certificates for Shares referred to in Section 3.1(b)) of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Shares formerly represented by such Certificates the Merger Consideration, less any required withholding of taxes, without any interest thereon, and the Certificates so surrendered shall forthwith be cancelled. If payment is to be made to a person other than the person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.4(b), each Certificate (other than Certificates formerly representing Shares held by the Parent Companies or any of the Company's direct or indirect wholly-owned Subsidiaries or held in the treasury of the Company) shall represent for all purposes only the right to receive, for each Share formerly represented thereby, the Merger Consideration, less any required withholding of taxes, without interest thereon.

                  (c) Any portion of the Exchange Fund made available to the Exchange Agent which remains unclaimed by the former stockholders of the Company for twelve months after the Effective Time shall be delivered to the Surviving Corporation, upon demand of the Surviving Corporation, and any former stockholders of the Company shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration for the Shares.

                  (d) None of Parent, Newco, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any retained Shares (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

                  (e) Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold in respect of such Shares under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

         3.5 Transfer of Shares Immediately Prior to the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

         3.6 Stock Options and Other Equity Incentive Awards Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised option, restricted stock units or similar rights to purchase Shares ("Options"), as set forth in Section 4.2 of the Company Disclosure Schedule, and which have been granted under any compensatory stock option plan or any other equity-based plans, agreements or arrangements of or with the Company or any of its Subsidiaries providing for the granting of options or other equity-based awards (collectively, the "Option Plans"), including, without limitation, the Packaging Dynamics Corporation 2005 Long-Term Stock Incentive Plan or 2002 Long-Term Incentive Stock Plan or any predecessor plans thereto, and that is outstanding at the Effective Time, whether or not then vested or exercisable, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Option shall be entitled to receive, in consideration of the cancellation of such Option and in settlement therefor, a payment in cash (subject to any applicable withholding or other taxes required by applicable Law to be withheld) of an amount equal to the product of (a) the excess, if any, of the Merger Consideration minus the exercise or reference price per Share of each such Option and (b) the number of Shares covered by such Option (such amounts payable hereunder being referred to as the "Option Payment"). From and after the Effective Time, any such cancelled Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment, without interest thereon. Prior to the Closing, the Company and Parent shall each use its reasonable efforts to obtain all necessary consents, waivers or releases, if any, from holders of such Options and take such actions to give effect to, and accomplish, the transactions contemplated by this Section 3.6, including but not limited to the payment of the Option Payment at the Effective Time and ensure that no Options remain outstanding as of the Effective Time. After the Effective Time, all Option Plans shall be terminated and no further Options shall be granted thereunder.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent and Newco that:

         4.1 Corporate Organization and Qualification. Each of the Company and its Subsidiaries is duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries is qualified to do business and (if applicable) in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted by it require such qualification, except where failure to so qualify or be in good standing has not had and would not reasonably be likely to have a Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite corporate or other power and authority to own its properties and to carry on its business as it is now being conducted, except where failure to have such power and authority has not had and would not reasonably be likely to have a Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the certificate of incorporation and by-laws or other organizational documents of the Company and each of its Subsidiaries as presently in effect. Neither the Company nor any of its Subsidiaries is in material violation of any provision of its certificate of incorporation or by-laws or similar organizational document.

         4.2 Capitalization. The authorized capital stock of the Company consists of 40,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the date hereof, (i) 10,751,249 Shares are issued and outstanding, (ii) no shares of preferred stock of the Company are issued and outstanding, (iii) no Shares are issued and held in the treasury of the Company and (iv) 1,363,301 Shares are reserved for issuance upon the exercise of outstanding Options. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company's certificate of incorporation or by-laws or any Contract to which the Company is a party or otherwise bound. Except as set forth in Section 4.2 of the disclosure schedule delivered by the Company herewith (the "Company Disclosure Schedule"), all outstanding shares of capital stock of or comparable equity interests in the Company's Subsidiaries are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all Liens. Other than the equity of its Subsidiaries, the Company does not own, directly or indirectly, any Investments or other equity interests in any other person. Each of the outstanding shares of capital stock of each of the Company's Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable. Section 4.2 of the Company Disclosure Schedule sets forth a true and complete list of the names, jurisdictions of organization and capitalization of each of the Company's Subsidiaries and, for the Company and each Subsidiary, the jurisdictions in which it is qualified to do business.
Section 4.2 of the Disclosure Schedules lists each Option outstanding on the date hereof, the Plan under which such Option was granted, the number of Shares issuable thereunder, the vesting schedule, the expiration date and the exercise price thereof. Except as set forth in Section 4.2 of the Company Disclosure Schedule, there are not any outstanding or authorized options, warrants, calls, rights (including preemptive rights), convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, undertakings or any other arrangements of any character to which the Company or any of its Subsidiaries is a party, or by which any of them may be bound, (i) requiring any of them to issue, transfer, sell, purchase, redeem or acquire, or cause to be issued, transferred, sold, purchased, redeemed or acquired, any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of or comparable equity interests in the Company or any of its Subsidiaries, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, undertaking or arrangement or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the capital stock of the Company. Except as set forth in
Section 4.2 of the Company Disclosure Schedule, to the best knowledge of the Company, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of the Company. No dividends on the Shares have been declared or have accrued since December 1, 2005.

         4.3 Authority Relative to This Agreement. (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Board of Directors has duly and validly approved this Agreement and the performance and consummation by the Company of the transactions contemplated hereby. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the adoption of this Agreement by holders of a majority of the Shares to the extent required by applicable Laws). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Newco, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

                  (b) the Board of Directors, at a meeting duly called and held prior to the execution of this Agreement, (i) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (iii) resolved to recommend that the holders of Shares approve and adopt this Agreement and the Merger and (iv) directed that this Agreement be submitted for consideration by the holders of Shares at a meeting of such stockholders.

         4.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder, nor the consummation by the Company of the transactions contemplated hereby will:

                  (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries;

                  (b) except as set forth in Section 4.4(b) of the Company Disclosure Schedule, require any consent, approval, license, order, authorization or permit of, or registration, declaration or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) pursuant to the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business, (iv) in connection with any state or local tax which is attributable to the beneficial ownership of the Company's or any of its Subsidiaries' real property, if any, (v) as may be required by any applicable state securities or "blue sky" Laws or state takeover Laws, (vi) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect, or (vii) where the requirement to obtain such consent, approval, authorization or permit, or to make such filing or notification, has or will become applicable as a result of the activities or status of Parent or Newco;

                  (c) except as set forth in Section 4.4(c) of the Company Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance or to loss of a material benefit under, or to material increased, additional or accelerated costs) or require consent under any of the terms, conditions or provisions of any note, license, agreement, Contract, Employment Agreement or other instrument or obligation, whether written or oral, to which or by which the Company or any of its Subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) which, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect; or

                  (d) except as set forth in Section 4.4(d) of the Company Disclosure Schedule, assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.4 are duly and timely obtained or made and, with respect to the Merger, the approval of this Agreement by the Company's stockholders has been obtained to the extent required by applicable Laws, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or to any of their respective assets; except for violations which, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect.

         4.5 SEC Documents; Financial Statements.

                  (a) Except as set forth in Section 4.5(a) of the Company Disclosure Schedule, the Company has timely filed all reports and documents required to be filed by it with the SEC since January 1, 2003 (collectively, the "Company SEC Documents") pursuant to the federal securities Laws and the SEC rules and regulations thereunder, all of which Company SEC Documents, as of their respective dates, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and the rules and regulations promulgated thereunder. None of the Company SEC Documents, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later dated Company SEC Document filed prior to the date hereof, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which statement or omission individually or in the aggregate would require an amendment, supplement or corrective filing to such Company SEC Document. As of the date of this Agreement, to the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. As of the date of this Agreement, the SEC has not notified the Company that any final responses to SEC comment are inadequate, insufficient or otherwise non-responsive.

                  (b) The consolidated financial statements (including the related notes thereto) of the Company included in the Company SEC Documents (the "Financial Statements"), (i) as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, (ii) were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods (except as otherwise noted therein), and (iii) present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations, changes in stockholders' equity and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). The Company has no liabilities other than (i) those disclosed in the Financial Statements filed with the SEC prior to the date hereof (excluding the notes to such Financial Statements), (ii) those arising in the ordinary course of business, consistent with past practice, since September 30, 2005 (iii) those disclosed in Section 4.5(b) of the Company Disclosure Schedules or (iv) that, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect.

                  (c) Section 4.5(c) of the Company Disclosure Schedule sets forth (i) as of January 31, 2006, (x) the aggregate principal amount of borrowings under the Amended and Restated Credit Agreement, dated September 29, 2003, as amended (the "Credit Agreement") and (y) the principal amount outstanding under the Promissory Note dated September 14, 2004 payable to Gaby
A. Ajram and (ii) as of December 31, 2005, the outstanding capital lease obligations of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has indebtedness for borrowed money other than pursuant to the foregoing arrangements and neither the Company nor any of its Subsidiary guaranties any indebtedness of any Person other than of the Company or its Subsidiaries.

                  (d) The Company's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is reported within the time periods specified in the rules and forms of the SEC.

                  (e) The Company has disclosed to Parent, as of the date hereof, (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting known to management of the Company which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud known to management of the Company, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

         4.6 Absence of Certain Changes or Events. Except as set forth in
Section 4.6 of the Company Disclosure Schedule, since September 30, 2005, (a) there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect, (b) there has not been any damage, destruction or loss, whether covered by insurance or not, that, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect, (c) the Company and its Subsidiaries have conducted their business only in the ordinary course, consistent with past practice and (d) the Company and its Subsidiaries have not taken any actions that would have been prohibited by Sections 6.1 (a)-(f) of this Agreement if such actions had been taken after the date hereof.

         4.7 Litigation. Except as set forth in Section 4.7 of the Company Disclosure Schedule or in the Company SEC Documents filed prior to the date hereof, there are no actions, claims, suits, proceedings, arbitrations or administrative, governmental or other investigations pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any of their properties, assets or business, which individually or in the aggregate, have had or would reasonably be likely to have a Material Adverse Effect.

         4.8 Proxy Statement. None of the information included in the Proxy Statement distributed to the Company's stockholders in connection with the Merger, including any amendments or supplements thereto, at the respective times that the Proxy Statement or any amendments or supplements thereto are (i) filed with the SEC, (ii) mailed to the Company's stockholders, (iii) at the time of the Stockholders' Meeting or (iv) at the Effective Time, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         4.9 Taxes. (a) Except as disclosed in Section 4.9 of the Company Disclosure Schedule, since January 1, 2003, the Company and its Subsidiaries have (i) timely filed all Tax Returns required to be filed by any of them (taking into account applicable extensions), all of which Tax Returns were true, correct and complete in all material respects and (ii) paid or accrued (in accordance with GAAP) all material Taxes (whether or not shown to be due on such Tax Returns), other than such Taxes not yet due and payable or as are being contested in good faith and for which adequate reserves have been established on the Company's books and records in accordance with GAAP;

                  (b) with respect to Tax Returns referred to in Section 4.9(a), except as disclosed in Section 4.9 of the Company Disclosure Schedule, there are no material ongoing federal, state, local or foreign Tax audits, disputes, investigations or examinations;

                  (c) with respect to Tax Returns referred to in Section 4.9(a), except as disclosed in Section 4.9 of the Company Disclosure Schedule, there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes;

                  (d) except as disclosed in Section 4.9 of the Company Disclosure Schedule, the Company and its Subsidiaries (x) are not a party to any agreement providing for the allocation or sharing of Taxes and (y) have not executed any power of attorney with respect to any Tax, other than powers of attorney that will not be in force after the Effective Time. Section 4.9 of the Company Disclosure Schedule lists all closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes that have been entered into or issued by any governmental authority with or in respect of the Company or any of its Subsidiaries that have effect for any period after the Effective Time;

                  (e) except as disclosed in Section 4.9 of the Company Disclosure Schedule, there are no material liens for Taxes upon the assets of the Company or its Subsidiaries which are not provided for in the Company SEC Reports, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith and for which appropriate reserves have been established on the Company's books and records in accordance with GAAP;

                  (f) the unpaid Taxes of the Company and its Subsidiaries (a) did not as of the date of the most recent audited financial statements of the Company and its Subsidiaries exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such most recent audited financial statements (rather than in any notes thereto) and (b) will not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns;

                  (g) neither the Company nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code;

                  (h) Company and each of its Subsidiaries has deducted, withheld and timely paid to the appropriate Governmental Entity all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party, and the Company and each of its Subsidiaries has complied in all material respects with all reporting and recordkeeping requirements; and

                  (i) neither the Company nor any of its Subsidiaries has participated in any "reportable transaction" within the meaning of Treas. Reg.
Section 1.6011-4 or any "tax shelter" within the meaning of Section 6662 of the Code.

         4.10  Employee Benefit Plans.

                  (a) Section 4.10(a) of the Company Disclosure Schedule contains a true and complete list of all (i) "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), including any such Pension Plans that are "multiemployer plans" (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the "Multiemployer Pension Plans"), (ii) "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other material benefit plans, policies, programs, agreements or arrangements and (iii) other bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, incentive or equity compensation or other fringe benefit plan, program, policy, agreement, arrangement or practice (each, a "Plan") maintained, or contributed to, by the Company or any of its Subsidiaries or any trade or business, whether or not incorporated, that, together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA or Section 414 of the Internal Revenue Code of 1986, as amended (each, an "ERISA Affiliate"), for the benefit of any current or former employees, officers, consultants or directors of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries could have any liability (collectively, the "Benefit Plans"). Except as set forth on Section 4.10(a) of the Company Disclosure Schedule, the Company has delivered or made available to Newco correct and complete copies (including all amendments) of
(i) each Benefit Plan, (ii) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description and summary of material modifications for each Benefit Plan for which such document is required, (iv) each trust agreement and group annuity contract relating to any Benefit Plan, (v) the most recent actuarial report or valuation, to the extent applicable, and (vi) a current Internal Revenue Service favorable determination letter, to the extent applicable. Section 4.10(a) of the Company Disclosure Schedule lists all Employment Agreements (other than Employment Agreements with individuals who are paid an annual base salary of less than $150,000) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or affected.

                  (b) Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, (i) each Benefit Plan has been operated in accordance with its terms and complies with all applicable Laws, except as, individually and in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect and (ii) all Pension Plans intended to be qualified plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked. To the knowledge of the Company as of the date hereof, there is no reasonable basis for the revocation of any such determination letter.

                  (c) Except as set forth in Section 4.10(c) of the Company Disclosure Schedule, none of the Benefit Plans is, and none of the Company, any of its Subsidiaries or any ERISA Affiliate has ever maintained or had an obligation to contribute to (i) a "single employer plan" (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a "multiemployer plan (as such term is defined in section 3(37) of ERISA), (iii) a "multiple employer plan" (as such term is defined in ERISA), or (iv) a funded welfare benefit plan (as such term is defined in Section 419 of the Code). Except as set forth in Section 4.10(c) of the Company Disclosure Schedule, there are no unpaid contributions due prior to the date hereof with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable Law and all contributions due have been timely made. None of the Company or any of its Subsidiaries has incurred any liability or taken any action, and the Company does not have any knowledge of any action or event, that could reasonably be likely to cause any one of them to incur any liability
(i) under Section 412 of the Code or Title IV of ERISA with respect to any single employer plan (as such term is defined in Section 4001(a)(15) of ERISA),
(ii) under Title IV of ERISA, including on account of a partial or complete withdrawal (as such term is defined in Section 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Pension Plan, (iii) on account of unpaid contributions to any Multiemployer Pension Plan or (iv) by reason of
Section 4069, 4203 or 4212 of ERISA.

                  (d) None of the Company, any of its Subsidiaries or any ERISA Affiliate has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan that reasonably could be expected to subject the Company or any of its Subsidiaries to any material tax or penalty. Except as set forth in Schedule 4.10(d) of the Company Disclosure Schedule, with respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body, and (ii) there is no action, suit, audit, investigation or claim pending, or to the Company's knowledge, threatened, other than routine claims for benefits.

                  (e) Except as set forth in Schedule 4.10(e) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has any obligation to provide any material health benefits or other non-pension benefits to retired or other former employees, directors or consultants except as specifically required by Part 6 of Title I of ERISA ("COBRA").

                  (f) Except as set forth in Schedule 4.10(f) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service (or other event or occurrence) in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to, or result in any forgiveness of indebtedness with respect to, any current or former employee, director or consultant, (ii) increase any benefits otherwise payable by the Company or any Subsidiary or
(iii) result in the acceleration of the time of payment or vesting of any such benefits (except as expressly contemplated by this Agreement).

                  (g) To the knowledge of the Company, each Benefit Plan that is a "nonqualified deferred compensation plan" subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code and guidance of the Internal Revenue Service provided thereunder. Except as set forth in Section 4.10(g) of the Company Disclosure Schedule, no amounts payable (individually or collectively and whether in cash, capital stock of the Company or other property) under any of the Benefit Plans or any other contract, agreement or arrangement with respect to which the Company or any Subsidiary of the Company may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 404 or Section 280G of the Code.

                  (h) To the knowledge of the Company, neither the Company nor any of its ERISA Affiliates has used the services or workers provided by third party contract labor suppliers, temporary employees, "leased employees" (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Benefit Plans or the imposition of penalties or excise taxes with respect to the Plans by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation.

        4.11    Labor Matters.

                  (a) Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing or, to the Company's knowledge, purporting to represent or attempting to represent any employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is now, or within the last three years has been, the subject of any union organizing effort, strike, dispute, slowdown, picketing, work stoppage, concerted refusal to work overtime or similar labor activity; nor, to the Company's knowledge, has the Company or any of its Subsidiaries been threatened with any such labor activity within the last three years.

                  (b) Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, no labor union has been certified by the National Labor Relations Board or any state labor board as bargaining agent for any employees of the Company or any of its Subsidiaries and, to the Company's knowledge, none of the employees of the Company or any of its Subsidiaries is the subject of a representation petition before the National Labor Relations Board or any state labor board.

                  (c) There are no unfair labor practice charges or complaints pending before the National Labor Relations Board or, to the Company's knowledge, otherwise threatened in writing against the Company. To the Company's knowledge, neither the Company nor any of its Subsidiaries is engaged in any unfair labor practices. Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, there is no labor or employment dispute involving either the Company or any of its Subsidiaries that is currently subject to any grievance procedure, arbitration or litigation, which, individually or in the aggregate, has had or and would reasonably be likely to have a Material Adverse Effect.

                  (d) Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, and there has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries within the last three (3) years. Neither the Company nor any of its Subsidiaries is presently planning to effectuate any such "plant closing" or "mass layoff."

         4.12 Environmental Laws and Regulations. Except as set forth in
Section 4.12 of the Company Disclosure Schedule, (i) the Company and its Subsidiaries are in compliance with all applicable federal, state and local Laws relating to protection of human health or the environment (collectively, "Environmental Laws"), except for non-compliance that, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect; (ii) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material (including toxic mold), substance or waste, or petroleum or any fraction thereof, (each a "Hazardous Substance") on, upon, into or from any site currently or, to the knowledge of the Company, previously owned, leased or otherwise used by the Company, except for releases that, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect; (iii) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any U.S. federal, state or local "superfund" site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; (iv) to the knowledge of the Company, there are no underground storage tanks located on, no polychlorinated biphenyls ("PCBs") or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for such underground storage tanks, PCB-containing equipment and storage of hazardous waste in compliance with Environmental Laws; and (v) the Company has made available to Parent true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments in the Company's possession and, with respect to each Subsidiary, prepared since the acquisition of such Subsidiary.

         4.13 Intellectual Property.

                  (a) Section 4.13(a) of the Company Disclosure Schedule sets forth a true and complete list of all material registered copyrights, registered Trademarks, (including internet domain name registrations), common law Trademarks, and patents and all applications to register any of the foregoing, currently owned by the Company or its Subsidiaries (collectively, "Scheduled Intellectual Property"). The entire right, title and interest in the Scheduled Intellectual Property is solely owned by the Companies or its Subsidiaries. Each of the registered or applied for Scheduled Intellectual Property has been duly registered or application filed with the appropriate authority. All application, renewal or other similar fees for any such Scheduled Intellectual Property have been properly paid and are current as of the date of this Agreement, and all such registrations and filings remain in full force and effect except as, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect.

                  (b) Each of the Company and its Subsidiaries owns or possesses the valid rights to exploit all Intellectual Property exploited in the operation of their business, free and clear of any Liens, in the manner and for the purposes that such rights are exploited in their business, except where failure to so own or possess, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect. "Intellectual Property" means all rights, titles and interest pertaining to or deriving from
(i) patents, copyrights, technology, know-how, processes, trade secrets, algorithms, inventions, proprietary data, databases, formulae, research and development data and computer software or firmware; (ii) trademarks, trade names, service marks, service names, brands, domain names, trade dress and logos, and the goodwill and activities associated therewith ("Trademarks");
(iii) rights of privacy and publicity, moral rights, proprietary rights of any kind or nature and other similar intangible assets; (iv) any and all registrations, applications, licenses, common-law rights and contractual obligations relating to any of the foregoing; and (v) all actions, audits, suits, claims and rights to sue at law or in equity for any past or future infringement or other violation of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

                  (c) Except as disclosed in Section 4.13(c) of the Company Disclosure Schedule, and except for such claims which, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect, there are no actual or, to the knowledge of the Company, threatened opposition proceedings, cancellation proceedings, interference proceedings or other similar action challenging the validity, enforceability, and ownership of any portion of the Scheduled Intellectual Property. None of the Scheduled Intellectual Property has been previously adjudged to be invalid or unenforceable in whole or in part except as disclosed in Section 4.13(c) of the Company Disclosure Schedule.

                  (d) Except as set forth in Section 4.13(d) of the Company Disclosure Schedule, and except for such claims which would not have a Material Adverse Effect, no claims are pending or, to the knowledge of the Company, threatened that the conduct of the Company's or its Subsidiaries' respective businesses has or does infringe, misappropriate or otherwise violate the Intellectual Property of any person. Except as set forth in Section 4.13(d), to the knowledge of the Company, neither the Company nor any of its Subsidiaries have received any "invitations to license" or other communications asserting that the Company or any of its Subsidiaries will be obligated to take license under third party Intellectual Property rights to continue to conducting business in the ordinary course.

                  (e) Except as would not have a Material Adverse Effect, with respect to the Scheduled Intellectual Property, proprietary product designs, confidential marketing plans and business methods, proprietary data, and computer software owned or purported to be owned by the Company or any Subsidiary (collectively, "Owned Intellectual Property"), the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property (except for portions thereof that may consist of embedded third party products licensed from others) and is entitled to use, sell, license, transfer, and otherwise exploit such Owned Intellectual Property in the continued operation of its respective business consistent with past practice. To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or violate any copyrights, trademarks, service marks, trade names, trade secrets and patents of any third party. Except as set forth in
Schedule 4.13(e), neither the Company nor any Subsidiary has exclusively licensed any Owned Intellectual Property to any person. To the knowledge of the Company, no person has engaged in any activity that has infringed upon the Owned Intellectual Property in any material respect. The Company and its Subsidiaries take commercially reasonable actions to protect, preserve and maintain the Owned Intellectual Property and to retain the confidentiality of and restrict the improper use of confidential information. To the knowledge of the Company, there has been no unauthorized disclosure of any material trade secrets or confidential information of the Company.

         4.14 Compliance with Laws and Orders. Except as set forth in Sections 4.9, 4.10, 4.11 and 4.12 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation of or in default under any law, statute, rule or regulation having the effect of law of the United States or any state, county, city or other political subdivision thereof or of any government or regulatory authority ("Laws") or writ, judgment, decree, injunction or similar order of any governmental or regulatory authority, in each case, whether preliminary or final, applicable to the Company or any Subsidiary or any of their respective assets and properties the effect of which, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect. The Company and its Subsidiaries has in effect from the appropriate Governmental Entity, whether federal, state or local, all licenses, permits, authorizations, approvals, franchises and rights ("Governmental Approvals") that are necessary for the Company or its Subsidiaries to engage in the business currently conducted by the Company and its Subsidiaries, except in those instances in which failure to possess Governmental Approvals, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect. Except as set forth in Section 4.14 of the Company Disclosure Schedule, the Company and its Subsidiaries are not now, and during the last three years have not been, the subject of any complaint, charge, citation, investigation, audit, suit or other legal process with respect to any of its employees, or any of the terms or conditions of their employment, by any federal, state, or local governmental agency, including the U.S. Department of Labor, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, Occupational Safety and Health Review Commission, the National Labor Relations Board, the Office of Federal Contract Compliance or any state agency comparable to any of the foregoing, except as, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect.

         4.15 Property.

                  (a) The Company or its Subsidiaries has good and valid title to each parcel of real property owned by the Company or any Subsidiary (the "Owned Real Property"), in each case free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, "Liens"), other than Permitted Liens. Section 4.15(a) of the Company Disclosure Schedule lists each parcel of Owned Real Property.

                  (b) The Company or one of its Subsidiaries has a valid leasehold interest and right to the use and occupancy of each parcel of real property leased or subleased by the Company or any Subsidiary that is currently used in the conduct of the business of the Company or any of its Subsidiaries (the "Leased Properties"), subject to the terms of the applicable lease or sublease relating thereto and Permitted Liens. Other than (i) leases with a remaining term of three (3) months or less and monthly rental payments less than $5,000 or (ii) month-to-month leases that are terminable by the Company upon one month's prior notice and monthly rental payments less than $5,000,
Section 4.15(b) of the Company Disclosure Schedule lists each lease in respect of real property to which the Company or any of its Subsidiaries is a party as of the date hereof and lists by address each parcel of Leased Property.

                  (c) There is not pending, or, to the knowledge of the Company, threatened, any eminent domain, condemnation or similar proceeding affecting any Owned Real Property or Leased Property.

         4.16 Material Contracts.

                  (a) Except as specifically set forth in Section 4.16(a) of the Company Disclosure Schedule, and except as has not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is (and, to the Company's knowledge, no other party is) in breach of or default under any Contract, (ii) neither the Company nor any of its Subsidiaries has received any written notice or claim of default under any Contract or any written notice of an intention to, and to the knowledge of the Company, no other party to any Contract intends to terminate, not renew or challenge the validity or enforceability of any Contract (including as a result of the execution and performance of this Agreement), (iii) to the Company's knowledge, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or a default under any Contract, (iv) each of the Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and to the Company's knowledge, of the other parties thereto, and (v) the Company and its Subsidiaries have performed all respective material obligations required to be performed by them to date under the Contracts and are not (with or without the lapse of time or the giving of notice, or both) in material breach thereunder.

                  (b) Section 4.16(b) of the Company Disclosure Schedule lists the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound or affected as of the date hereof, complete and correct copies of which Contracts have previously been made available to Parent, other than such Contracts that the Company has previously filed with the SEC:

                        (i) any Contract that purports to limit in any material respect the right of the Company or its Subsidiaries (A) to engage or compete in any line of business or market, or to sell, supply or distribute any service or product or (B) to compete with any person or operate in any location;

                        (ii) any Contract that (A) contains most favored customer pricing provisions or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any person;

                        (iii) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than inventory or capital expenditures in the ordinary course of business) or capital stock or other equity interests of another person for aggregate consideration in excess of $1,000,000;

                        (iv) other than Employment Agreements, any Contract with Affiliates of the Company or any of its Subsidiaries;

                        (v) all agreements under which the Company or any Subsidiary has advanced or loaned any funds in excess of $1,000,000 individually;

                        (vi) any Contract with the customers or suppliers listed in Section 4.20 of the Company Disclosure Schedule.

         4.17 State Takeover Statutes. The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement and the transactions contemplated hereby, including the Merger, without any further action on the part of the stockholders or the Board of Directors. To the knowledge of the Company, no other takeover statute or similar statute or regulation enacted under state or federal laws in the United States is applicable to or purports to be applicable to the Merger or any other transaction contemplated by this Agreement.

         4.18 Interested Party Transactions. Since the date of the filing of the Company's 2005 annual meeting proxy statement with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC except as (i) have been reported prior to the date hereof or (ii) relate to Contracts that have been reported pursuant to Item 404 of Regulation S-K prior to the date hereof and are not materially different in amount than amounts previously reported.

         4.19 Insurance. The Company maintains in full force and effect policies of insurance that to the knowledge of the Company are reasonably adequate with respect to all material properties, assets and business activities of the Company and each of its Subsidiaries against such casualties, risks, and contingencies as are customarily insured against by entities owning similar properties or assets or engaged in similar business activities.

         4.20 Commercial Relationships. Section 4.20 of the Company Disclosure Schedule sets forth a list of (a) the top ten customers of the Company and the Company Subsidiaries during the fiscal year ended December 31, 2005, determined on the basis of gross revenues (on a consolidated basis) and (b) the top ten suppliers from whom the Company and the Company Subsidiaries purchased goods or services during the fiscal year ended December 31, 2005, determined on the basis of gross expenditures (on a consolidated basis). Since September 30, 2005, to the Company's knowledge, there has been no material adverse change in the business relationship of the Company or any of its Subsidiaries with any customer or supplier named in Section 4.20 of the Company Disclosure Schedule.

         4.21 Brokers and Finders. Except for the fees and expenses payable to Deutsche Bank Securities Inc. ("Deutsche Bank") and Lehman Brothers Inc. ("Lehman"), the Company and its Subsidiaries have not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

         4.22 Opinion of Financial Advisors. The Company has received the opinion of Deutsche Bank dated the date of this Agreement and the opinion of Lehman dated the date of this Agreement, both to the effect that, as of such date, the cash consideration to be received by the holders of the Shares pursuant to the Merger is fair to such holders from a financial point of view.

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

         Each of Parent and Newco represent and warrant jointly and severally to the Company that:

         5.1 Corporate Organization and Qualification. Each of Parent and Newco is duly formed, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the Laws of its respective jurisdiction of organization and is qualified to do business and (if applicable) in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted by it require such qualification, except, in each case, where such failure would not materially delay the consummation of the transactions contemplated hereby. Each of Parent and its Subsidiaries has all requisite corporate or other power and authority to own its properties and to carry on its business as it is now being conducted, except where failure to have such power and authority would not materially delay the consummation of the transactions contemplated hereby. Parent and Newco have heretofore made available to the Company complete and correct copies of their respective by-laws and organizational documents.

         5.2 Authority Relative to This Agreement. Each of Parent and Newco has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Newco of the transactions contemplated hereby have been duly and validly authorized by the boards of managers of Parent and the board of directors of Newco and by Parent as sole stockholder of Newco, and no other corporate proceedings on the part of Parent and Newco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Parent and Newco, enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         5.3 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Newco, the performance by Parent and Newco of their obligations hereunder, nor the consummation by Parent and Newco of the transactions contemplated hereby will:

                  (a) conflict with or result in any breach of any provision of the charter or the by-laws, respectively, of Parent or Newco;

                  (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the applicable requirements of the HSR Act, (ii) pursuant to the applicable requirements of the Exchange Act, (iii) the filing of the Certificate of Merger pursuant to the DGCL, (iv) as may be required by any applicable state securities or "blue sky" Laws or state takeover Laws, or (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not materially adversely affect the ability of Parent or Newco to consummate the transactions contemplated hereby;

                  (c) except as set forth in Section 5.3(d) of the disclosure schedule delivered by Parent and Newco herewith (the "Parent Disclosure Schedule" and, together with the Company Disclosure Schedule, the "Disclosure Schedules"), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance or to loss of a material benefit under, or to material increased, additional or accelerated costs) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) which would not materially adversely affect the ability of Parent or Newco to consummate the transactions contemplated hereby; or

                  (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.3 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or to any of their respective assets, except for violations which would not materially adversely affect the ability of Parent or Newco to consummate any of the transactions contemplated hereby.

         5.4 Proxy Statement. None of the information supplied by Parent or Newco in writing for inclusion in the Proxy Statement distributed to the Company's stockholders in connection with the Merger, including any amendments or supplements thereto, at the respective times that the Proxy Statement or any amendments or supplements thereto are (i) filed with the SEC, (ii) mailed to the Company's stockholders, (iii) at the time of the Stockholders' Meeting or
(iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.5 Financing. Parent has received commitment letters (the "Financing Letters" and the financing to be collectively provided thereunder, the "Financing") addressed to the Parent from (i) Deutsche Bank Securities Inc., Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Trust Company Americas, Jefferies Babson Finance LLC and Jefferies & Company, Inc. (collectively, the "Lenders"), dated as of the date hereof (the financing to be provided thereunder, the "Debt Financing"), and (ii) Kohlberg Partners V, L.P., Kohlberg TE Investors V, L.P., Kohlberg Investors V, L.P. and Kohlberg Offshore Investors V, L.P. (collectively, the "Kohlberg Funds"), dated as of the date hereof. Subject to the terms and conditions of the Financing Letters, the Financing is sufficient to consummate the Merger, pay the Merger Consideration and to pay related fees and expenses. Parent has provided the Company with complete and correct copies of such Financing Letters. The Financing Letters have been duly executed by Parent and by all other parties thereto, are in full force and effect on the date hereof and have not been withdrawn as of the date hereof and are not, to the knowledge of Parent, subject to any conditions other than as set forth therein. All commitment and other fees required to be paid under the Financing Letters prior to the date hereof have been paid and, as of the date hereof, to the knowledge of Parent, there is no fact or occurrence existing that would be reasonably expected to make any of the stated assumptions or conditions or any of the other statements set forth in the Financing Letters materially inaccurate. As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy any of the conditions to the Financing Letters or that the funds for the Financing Letters will not be available on a timely basis for the transactions contemplated by this Agreement.

         5.6 Interim Operations of Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

         5.7 Share Ownership. Except as set forth in Section 5.7 of the Parent Disclosure Schedule, none of Parent, Newco or any of their respective "affiliates" or "associates" (as those terms are defined in Rule 12b-2 under the Exchange Act) beneficially owns any Shares.

         5.8 Brokers and Finders. Parent has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.


                                  ARTICLE VI

                      ADDITIONAL COVENANTS AND AGREEMENTS

         6.1 Conduct of Business of the Company. The Company agrees that during the period from the date of this Agreement to the Effective Time (unless Parent shall otherwise agree in writing and except as otherwise expressly contemplated by this Agreement), the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and use reasonable efforts to preserve intact their respective businesses, properties and assets and their current business organizations, keep available the service of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. In addition, without limiting the generality of the foregoing, except as expressly permitted in this Agreement or as set forth in Section 6.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent, which consent with respect to subsections
(g)(i), (h)(ii), (j), (k), (l), (p), (q) or (r) shall not be unreasonably withheld or delayed:

                  (a) except for Shares to be issued or delivered pursuant to options outstanding on the date hereof and listed in Section 4.2 of the Company Disclosure Schedule, issue, grant, deliver, sell, transfer, dispose of, pledge or otherwise encumber, or authorize the issuance, grant, delivery, sale, transfer, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest (including phantom stock) of the Company or any Subsidiary (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interests of the Company or any Subsidiary, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any Subsidiary or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any Subsidiary, or (ii) any other securities of the Company or any Subsidiary in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

                  (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock or make any change in the number of shares of its capital stock authorized, issued or outstanding (other than issuances of Shares in connection with the exercise of options outstanding on the date hereof, or redemptions or acquisitions of stock required in connection with any Plan, in each case, as listed in Section 4.2 of the Company Disclosure Schedule);

                  (c) split, combine, subdivide or reclassify any shares of capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock or otherwise make any payments to stockholders in their capacity as such, except for dividends by a wholly-owned Subsidiary of the Company;

                  (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;

                  (e) adopt any amendments to its certificate of incorporation or by-laws or comparable governing documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary or elect or appoint new officers or directors;

                  (f) acquire or agree to acquire by means of merger, consolidation, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

                  (g) (i) authorize, or make any commitment with respect to any capital expenditure, or acquire any property or asset, other than as referenced in the Company's annual budget as previously provided to Parent, in excess of $250,000 individually, but in no event to exceed $1,000,000 in the aggregate;
(ii) enter into any new line of business; or (iii) make investments in persons other than wholly owned Subsidiaries;

                  (h) (i) sell or transfer, or mortgage, pledge, lease, license or otherwise encumber any of its assets, including any Intellectual Property rights, other than sales or transfers of inventory or equipment in the ordinary course of business, consistent with past practice or (ii) fail to pay any fee, take any action or make any filing reasonably necessary to maintain material Intellectual Property;

                  (i) other than borrowings in the ordinary course of business consistent with past practice under the Credit Agreement, repurchase, repay, cancel or incur any indebtedness for borrowed money in excess of $100,000 in the aggregate or guarantee any such indebtedness, or make any loans, advances or capital contributions to, or investments in, any other person other than to the Company or any wholly-owned Subsidiary of the Company;

                  (j) pay, discharge, waive, release, assign, settle or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, waiver, release, assignment, settlement or satisfaction, in the ordinary course of business and consistent in amount and kind with past practice;

                  (k) pay, discharge, waive, release, assign, settle or compromise any pending or threatened action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (i) in respect of any matter requiring payment by the Company or any of its Subsidiaries in excess of $250,000 individually or $1,000,000 in the aggregate or entailing any admission of liability by the Company or any of its Subsidiaries or any material non-monetary relief against the Company or any of its Subsidiaries, or (ii) that is brought by any current, former or purported holder of any securities of the Company or any of its Subsidiaries in its capacity as such;

                  (l) other than in the ordinary course of business, in a manner consistent with past practice and on terms not materially adverse to the Company and its Subsidiaries taken as a whole, (a) enter into, amend or modify in any material respect, cancel or consent to the termination of any material Contract; or (b) materially amend, waive, modify, cancel or consent to the termination of the Company's or any of its Subsidiary's rights thereunder;

                  (m) amend, modify or waive any of the Company's existing takeover defenses or take any action to render any state takeover statutes inapplicable to any transaction other than the transactions contemplated by this Agreement;

                  (n) make any change in the compensation or benefits payable to any of its employees, directors or officers other than (i) normal recurring increases in the ordinary course of business for employees who are not an officer or director, (ii) pursuant to any Company Benefit Plan or Employment Agreement existing on the date hereof or (iii) as required pursuant to any collective bargaining agreement existing on the date hereof;

                  (o) enter into, adopt or amend any Employment Agreement, Company Benefit Plan, stock option or restricted stock plan, severance plan or except in the ordinary course of business make any loan to any employee;

                  (p) lay off or otherwise terminate the employment of any employees within 91 days of the Closing Date for a reason that would constitute an "employment loss" under the Worker Adjustment and Retraining Notification Act, or any successor federal law or any applicable state plant closing, mass layoff or severance pay or notification law or like law (all of the foregoing, collectively, the "WARN Act");

                  (q) except as may be required by applicable Law, make any Tax election, file any amended Tax Returns or settle or compromise any material federal, state, local or foreign income Tax liability, make any material change in any method of Tax accounting, or waive or extend the statute of limitations in respect of Taxes;

                  (r) make any material change in its accounting principles or methods except insofar as may be required by a change in GAAP or in applicable Law;

                  (s) enter into, amend in any material respect or waive any rights under any Contract or transaction (or series of related Contracts or transactions) with an executive officer or director (or, other than on arm's-length terms in the ordinary course of business, any person in which such executive officer or director, or any immediate family member of such executive officer or director, has over a 10% interest) involving amounts in excess of $60,000;

                  (t) except in accordance with Section 6.3(b) or as otherwise explicitly permitted by this Agreement, (i) take any action that would reasonably be likely to prevent or materially delay satisfaction of any condition contained in Section 7.1, 7.2 or 7.3 or the consummation of the Merger, or (ii) take any action that would have a Material Adverse Effect; or

                  (u) announce an intention, enter into any contract, agreement, commitment or arrangement or otherwise undertake to do any of the foregoing.

         6.2    Acquisition Proposals.

                  (a) From and after the date of this Agreement, the Company and its Subsidiaries will not, and will use their reasonable best efforts to cause their respective officers, directors, employees and investment bankers, attorneys, financial advisors, accountants or other advisors, agents or representatives (collectively, "Representatives") retained by the Company or any of its Subsidiaries to immediately cease and cause to be terminated any discussions or negotiations with any parties (other than Parent, Newco and their respective representatives) that may be ongoing with respect to an Acquisition Proposal. From and after the date of this Agreement, the Company and its Subsidiaries will not, and will not authorize their respective officers, directors, employees or Representatives to directly or indirectly (i) initiate, solicit, propose or knowingly encourage any inquiries or the making of any Acquisition Proposal or (ii) except as permitted below in Section 6.2(d) or to inform persons of the existence of the provisions contained in this
Section 6.2, engage in negotiations or discussions with, or furnish any non-public information or data to, any person relating to, in connection with or which would reasonably likely lead to an Acquisition Proposal. The Company shall promptly inform its, and its Subsidiaries', directors, officers, employees and Representatives of the obligations undertaken in this Section
6.2. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any of Company's Subsidiaries or any of the Company's or its Subsidiaries' officers, directors, employees or Representatives shall be a breach of this Section 6.2 by the Company.

                  (b) Except as provided in this Section 6.2(b), the Board of Directors (or any committee thereof) shall not and shall not publicly propose to (i) withdraw, modify or change in a manner adverse to Parent the Company Recommendation, (ii) approve, adopt or recommend an Acquisition Proposal or Superior Proposal or (iii) approve or recommend, or allow the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, acquisition agreement or similar agreement constituting or relating to, or that is intended to or would be reasonably expected to result in an Acquisition Proposal (other than any confidentiality agreement as permitted by paragraph (d) of this Section 6.2) (any action described in clause (i), (ii) or
(iii), a "Company Adverse Recommendation Change"). Notwithstanding the foregoing, prior to the Stockholders' Meeting, in response to an unsolicited bona fide written Acquisition Proposal, if the Board of Directors (A) determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that such Acquisition Proposal is a Superior Proposal, (B) determines in good faith (after consultation with its outside legal counsel) based on such matters as it deems appropriate that the failure to do so would cause it not to be in compliance with its fiduciary duties under applicable Law and (C) is not otherwise in violation of this Section 6.2, then the Company may in connection with such Superior Proposal, make a Company Adverse Recommendation Change; provided, that the Board of Directors shall not make a Company Adverse Recommendation Change unless (I) the Company has given Parent three (3) business days prior written notice of its intention to take such action and (II) in the case of an action described in clause (ii) or (iii) above, (x) the Board of Directors shall have considered and negotiated with Parent in good faith regarding proposed changes to this Agreement proposed in writing by Parent, (y) the Company has complied in all material respects with its obligations under this Section 6.2 and (z) the Company shall have terminated this Agreement in accordance with the provisions of Sections 8.4(ii) and 8.6(e) hereof.

                  (c) The Company shall promptly (and in any event within 48 hours) advise Parent orally and in writing of the Company's receipt of any request for information or any Acquisition Proposal and the material terms and conditions of such request or Acquisition Proposal (including the identity of the person making such request or Acquisition Proposal). The Company shall keep Parent reasonably informed in all material respects of the status and details of any such Acquisition Proposal.

                  (d) Notwithstanding any other provision of this Agreement, provided that in no event shall this Section 6.2(d) affect or limit the obligations of the Company and the Board of Directors under Sections 6.2(a),
(b) or (c), the Company and the Board of Directors

                        (i) prior to Stockholders' Meeting, may participate in discussions or negotiations with or furnish information to any person in connection with an unsolicited bona fide written Acquisition Proposal by such person received after the date hereof, if and only to the extent that prior to taking such action the Board of Directors (A) determines in good faith (after receiving the advice of its outside legal counsel and a financial advisor of nationally recognized reputation) that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, which Acquisition Proposal was not, directly or indirectly, the result of a breach of this Section 6.2 and (B) receives from such person an executed confidentiality agreement, the terms of which are substantially similar to and no less favorable to the Company than those contained in the Confidentiality Agreements; and

                        (ii) shall be permitted to (A) take and disclose to the Company's stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or make a statement required under Rule 14a-9 under the Exchange Act and (B) make any disclosure with respect to an Acquisition Proposal to the Company's stockholders that is required by applicable Law.

If requested to do so by a third party, the Company may waive the provisions of any "standstill" agreement between the Company and such person solely to the extent necessary and for the limited purpose of permitting such person to submit an unsolicited Acquisition Proposal that the Board of Directors believes, in its good faith judgment (after consultation with its financial advisors), is reasonably likely to result in a Superior Proposal.


                  (e) For purposes of this Agreement, "Acquisition Proposal" means any inquiry, proposal or offer made by any person other than Parent, Newco or any affiliate thereof relating to (i) the acquisition of, other than in the transactions contemplated by this Agreement, (x) the Company, (y) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 25% or more of any class of capital stock of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company including, without limitation, any single or multistep transaction or series of related transactions which is structured in good faith to permit such person to acquire beneficial ownership of 25% or more of any class of capital stock of the Company or (z) 25% or more of the fair market value of the assets of the Company and its Subsidiaries taken as a whole or (ii) any other merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries.

                  (f) The term "Superior Proposal" means a bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 80%) not solicited or initiated in violation of this Agreement, which the Board of Directors determines in good faith (after consultation with its financial advisors of nationally recognized reputation and legal counsel) to be (i) more favorable (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)) to the holders of Shares (in their capacities as stockholders) from a financial point of view than the transactions provided for in this Agreement and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory, financing commitments and contingencies and other aspects of such proposal.

         6.3 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, including the provisions of Section 6.2, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective as soon as reasonably practicable the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions (including, but not limited to, (i) filings under the HSR Act and any other submissions requested by the Federal Trade Commission or Department of Justice and (ii) such filings, consents, approvals, orders registrations and declarations as may be required under the Laws of any country other than the United States in which the Company, Parent or any of their respective Subsidiaries conducts any business or owns any assets) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite votes of the stockholders of the Company, if applicable. Upon the terms and subject to the conditions hereof, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things necessary to satisfy the other conditions of Closing set forth herein and to cooperate with all reasonable requests made by the other parties. Without limiting the generality of the foregoing, and notwithstanding anything in this Agreement to the contrary, the Company shall use commercially reasonable efforts to obtain all consents, amendments to or waivers from other parties under the terms of all leases and other agreements between the Company and such parties required as a result of the transactions contemplated by this Agreement and obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal or state Law. The Parties shall consult regularly with each other in advance and from time to time regarding the conduct and status of any filings with Governmental Entities. Nothing in this Agreement shall be deemed to require any party to waive any provision of this Agreement or any other substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets. Between the date hereof and the Closing, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate if made at such time and
(b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any of such party's covenants, conditions or agreements to be complied with or satisfied by it hereunder; provided, however, that the delivery or non-delivery of any notice required to be sent pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         6.4 Financing. At the sole cost and expense of Parent (including the Company's reasonable attorneys' and other out-of-pocket fees and expenses), the Company shall use, and shall cause its Subsidiaries to use, commercially reasonable efforts to cooperate and assist Parent with respect to the Financing. The Company agrees to provide, and shall cause its Subsidiaries and its and their Representatives to provide on a timely basis, all commercially reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions led by Parent, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including without limitation all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act as well as of the type and form customarily included in private placements under Rule 144A of the Securities Act, (iii) assisting Parent and its financing sources and counsel in the preparation by Parent of (A) an offering document for any of the Debt Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any of the Debt Financing, (v) providing and executing documents as may be reasonably requested by Parent, including a certificate of the chief financial officer of the Company or any of its Subsidiaries with respect to solvency matters and assisting Parent in obtaining comfort letters of the Company's accountants, consents of the Company's accountants for use of their reports in any materials relating to the Debt Financing, legal opinions of the Company's counsel and surveys and title insurance with respect to the Owned Real Property; (vi) assisting in the satisfaction of the conditions set forth in Exhibit C to the Senior Secured Financing Letter and in Section 3 of Bridge Financing Letter (in each case to the extent the satisfaction of such conditions requires actions by or cooperation of the Company or its Subsidiaries), (vii) making senior officers and representatives of the Company reasonably available for presentations to ratings agencies, and (viii) reasonably facilitating the pledge of the Surviving Corporation's collateral; provided, that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time. All non-public or otherwise confidential information regarding the Company obtained by Parent or its representatives pursuant to this Section 6.4 shall be kept confidential in accordance with the Confidentiality Agreements; provided, that Parent and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt Financing so long as the parties who receive such information are informed of the confidential nature of the information or upon the prior consent of the Company, which consent shall not be unreasonably withheld or delayed.

         6.5 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized Representatives of Parent, in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to its properties, books and records and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested; provided, however, that the Company may restrict the foregoing access and information to the extent that (i) applicable Laws require the Company or any of its Subsidiaries to restrict or prohibit access to any such properties, books, records or information or (ii) the information is subject to confidentiality obligations to a third party. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section
6.5 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement, dated November 7, 2005 (the "Thilmany Confidentiality Agreement"), by and between the Company and Parent, and the Confidentiality Agreement, dated January 24, 2006 (the "Packaging Dynamics Confidentiality Agreement", together with the Thilmany Confidentiality Agreement, the "Confidentiality Agreements") shall apply with respect to information furnished by the parties hereunder, their Subsidiaries and their officers, employees, counsel, accountants and other authorized representatives hereunder; provided, that Parent and its Representatives shall be permitted to disclose information as necessary and consistent with customary practice in connection with the Debt Financing so long as the parties who receive such information are informed of the confidential nature of the information or upon the prior consent of the Company, which consent shall not be unreasonably withheld or delayed. The parties acknowledge that the Confidentiality Agreements shall remain in full force and effect until the Closing. No investigation by Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.

         6.6 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

         6.7 Indemnification of Directors and Officers.

                  (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to indemnify, defend and hold harmless any person who is now, has been at any time prior to the date hereof, or becomes prior to the Effective Time an officer, director, employee or agent (the "Indemnified Party") of the Company or its Subsidiaries (i) to the fullest extent permitted under Delaware Law, to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company's certificate of incorporation and the Company by-laws and indemnification agreements, if any, in existence on the date of this Agreement with any directors and officers of the Company against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, the fact that such person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and (ii) without limitation to clause (i), to the fullest extent permitted under Delaware Law, in each case to the extent that any such Claim pertains to any matter or fact arising, existing or occurring prior to or at the Effective Time (including to the extent that any such Claim is based on, or arises out of this Agreement or any of the transactions contemplated hereby), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, other than in each case for Claims judicially determined to involve a wilful breach of this Agreement. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any Claim, then from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, advance periodically and promptly upon a request therefor to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

                  (b) Parent and the Company agree that all rights to indemnification and all limitations of liability existing in favor of any Indemnified Party as provided in the Company's certificate of incorporation and by-laws and indemnification agreements as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Time; provided that, in the event any Claim or Claims are asserted or made within such six-year period, all rights to indemnification in respect of each such Claim shall continue until disposition of any and all such Claims; provided further that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under applicable Laws, the Company's certificate of incorporation or by-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to Parent; and provided further that nothing in this Section 6.7 shall impair any rights or obligations of any present or former directors or officers of the Company;

                  (c) Parent shall provide for not less than six (6) years from the Effective Time policies of directors' and officers' liability insurance and fiduciary liability insurance (the "D&O Insurance") that provides substantially the same coverage containing terms and conditions which are no less favorable in the aggregate than the Company's policies existing on the date of this Agreement for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the "Insured Parties") with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement); provided, that Parent shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the last annual premium paid prior to the date of this Agreement. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 6.7(c), which policies provide such directors and officers with coverage that is no less favorable in the aggregate than the Company's policies existing on the date of this Agreement for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement, except as set forth in Section 6.7(a) hereof; provided, however, that without Parent's prior written consent, Company shall not pay more than $425,000 to purchase such policy; and provided, further, however, that prior to purchasing any such policy, Company shall afford Parent the opportunity to purchase a substitute policy on terms not materially less favorable to such directors and officers. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

                  (d) this Section 6.7 is intended to benefit the Insured Parties, including the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Newco, the Company and the Surviving Corporation. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.7 and the certificate of incorporation and by-laws of the Surviving Corporation; and

                  (e) in the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.7.

         6.8 Employees.

                  (a) Parent agrees to provide employee benefit plans, programs, arrangements and policies for the benefit of employees of the Company and its Subsidiaries (excluding any equity incentive or defined benefit plans, programs or arrangements) (i) for a period of nine (9) months following the Effective Time, that in the aggregate are no less favorable to such employees than the Company Benefit Plans and (ii) for the three (3) month period immediately thereafter, that in the aggregate are no less favorable to such employees of the Parent holding comparable positions. All service credited to each employee by the Company or its affiliates through the Effective Time shall be recognized by Parent and its affiliates for all purposes, including for purposes of eligibility to participate and vesting and benefit accruals under any employee benefit plan provided by Parent or its affiliates for the benefit of the employees (other than with respect to benefit accruals under defined benefit plans or to the extent necessary to avoid the duplication of benefits). Without limiting the foregoing, to the extent permitted by the applicable plan or plans, Parent shall not treat (and shall cause its affiliates not to treat) any such employee as a "new" employee for purposes of any pre-existing condition exclusions, waiting periods, evidence of insurability requirements or similar provision under any health or other welfare plan, and will take commercially reasonable efforts to make appropriate arrangements with its insurance carrier(s), to the extent applicable to ensure such result, and Parent shall provide (or shall cause its affiliates to provide) each such employee with credit for any copayments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plans in which such employees are eligible to participate after the Effective Time, as if those deductibles or copayments had been paid under the welfare benefit plans (if different) in which such employees are eligible to participate at and after the Effective Time.

                  (b) The Surviving Corporation hereby agrees to honor (promptly and without modification) and assume the Company's obligations under employment agreements, employment termination agreements and individual benefit arrangements set forth in the Company Disclosure Schedule, all as in effect at the Effective Time. Parent hereby guarantees the payment and performance by the Surviving Corporation of such obligations pursuant to this Section 6.7(b).

         6.9 Certain Actions and Proceedings. Until this Agreement is terminated in accordance with Article VIII, the parties hereto shall cooperate and consult with the other parties in the defense of any action, suit or proceeding instituted against the Company (or any of its directors or officers) before any court or Governmental Entity or threatened by any Governmental Entity or any third party, including a Company shareholder, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions.

         6.10 Director Resignations. At the Closing the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of each Subsidiary of the Company, as specified by Parent reasonably in advance of the Closing, in each case, effective at the Effective Time.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction, or (to the extent permitted by Law) waiver by Parent and Company, on or prior to the Effective Time of the following conditions:

                  (a) Stockholder Approval. This Agreement shall have been adopted and the Merger approved by the stockholders of the Company in accordance with applicable Laws and the certificate of incorporation and by-laws of the Company.

                  (b) No Injunctions or Restraints. There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated or which prevents or prohibits consummation of the Merger or any transactions contemplated by this Agreement; provided, however, that prior to invoking this condition each party shall use its reasonable best efforts to have any such decree, ruling, injunction or order vacated.

                  (c) Governmental Filings and Consents. All governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent would not, individually or in the aggregate, reasonably be expected to be material, and the waiting period under the HSR Act shall have expired or been terminated.

         7.2 Conditions to Obligations of Parent and Newco. The obligations of Parent and Newco to effect the Merger are further subject to the satisfaction, or (to the extent permitted by Law) waiver by Parent and Newco, on or prior to the Effective Date of the following conditions:

                  (a) Representations and Warranties. Other than with respect to Sections 4.2 (Capitalization), 4.3 (Authority Relative to This Agreement),
4.17 (State Takeover Statutes), 4.18 (Interested Party Transactions), 4.21 (Brokers and Finders) and 4.22 (Opinion of Financial Advisors), the representations and warranties of the Company shall be true and accurate on and as of the date of this Agreement and on and as of the Effective Time as if made on and as of such dates (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect. The representations and warranties of the Company contained in Sections 4.2 (Capitalization) and 4.18 (Interested Party Transactions) shall be true and correct in all respects on the date hereof and as of the Effective Time as if made on and as of such dates except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not resulted in and would not reasonably be expected to result in, liability to the Company or to the Surviving Corporation in excess of $1,000,000. The representations and warranties of the Company contained in Sections 4.3 (Authority Relative to This Agreement), 4.17 (State Takeover Statutes), 4.21 (Brokers and Finders) and 4.22 (Opinion of Financial Advisors), giving effect to all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct in all respects on the date hereof and as of the Effective Time as if made on and as of such dates.

                  (b) Performance of Obligations of the Company. The Company shall have performed and complied with in all material respects its obligations hereunder required to be performed or complied with by it at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer, dated as of the Effective Time, to the effect that the conditions set forth in
Section 7.2(a) and Section 7.2(b) have been satisfied.

                  (c) Consents. Company shall have obtained the waivers or consents, which shall remain in full force and effect, and provided the notices, set forth on Section 7.2(c) of the Company Disclosure Schedule.

                  (d) Material Adverse Effect. Since the date of this Agreement, there shall have been no event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect.

         7.3 Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction, or (to the extent permitted by Law) waiver by Company, on or prior to the Effective Date of the following conditions:

                  (a) Representations and Warranties. Other than with respect to Sections 5.2 (Authority Relative to This Agreement) and 5.5 (Financing), the representations and warranties of Parent and Newco shall be true and accurate on and as of the date of this Agreement and on and as of the Effective Time as if made on and as of such dates (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate, individually or in the aggregate, would not materially adversely affect the ability of Parent or Newco to consummate the transactions contemplated hereby. The representations and warranties of Parent and Newco contained in Sections 5.2 (Authority Relative to This Agreement) and 5.5 (Financing), giving effect to all qualifications and exceptions contained therein relating to materiality or any similar standard or qualification, shall be true and correct in all respects on the date hereof and as of the Effective Time as if made on and as of such dates (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period).

                  (b) Performance of Obligations of Parent and Newco. Each of Parent and Newco shall have performed and complied with in all material respects all of the respective obligations hereunder required to be performed or complied with by Parent or Newco, as the case may be, at or prior to the Effective Time and the Company shall have received a certificate signed by two authorized officers of Parent, dated as of the Effective Time, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

                                 ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

         8.1 Termination by Mutual Consent. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time by the mutual written consent of Parent and the Company.

         8.2 Termination by Either Parent or the Company. This Agreement may be terminated, and the Merger may be abandoned, by Parent or the Company if (i) the Merger shall not have been consummated by September 30, 2006 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.2(i) shall not be available to any party whose willful breach of a representation, warranty or covenant in this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date, (ii) any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the material transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable or (iii) if the Company fails to obtain the required approval of its stockholders as required by Law; provided, however, that the right to terminate this Agreement under this Section 8.2(iii) shall not be available to any party whose willful breach of a representation, warranty or covenant in this Agreement has been a principal cause of or resulted in the failure to obtain such approval.

         8.3 Termination by Parent. This Agreement may be terminated by Parent, if (i) the Company shall have breached or failed to perform or comply with any of its representations, warranties, covenants or obligations set forth in this Agreement, which breach or failure to perform or comply (A) would give rise to the failure of a condition set forth in Section 7.1 or 7.2 and (B) is not cured, or is incapable of being cured, by the Company within 30 calendar days following receipt or written notice of such breach or failure to perform from Parent or (ii) a Triggering Event shall have occurred. For purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (1) the Board of Directors or any committee thereof shall for any reason have effected a Company Adverse Recommendation Change; (2) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors in favor of the adoption and approval of this Agreement and the Merger; (3) the Company shall have failed to call or hold the Company Stockholders' Meeting in accordance with Section 3.3(a); or (4) the Board of Directors or any committee thereof shall have failed to publicly reaffirm its recommendation of this Agreement and the Merger within 10 business days following Parent's request to do so.

         8.4 Termination by the Company. This Agreement may be terminated by the Company, (i) if Parent or Newco shall have breached or failed to perform or comply with any of their representations, warranties, covenants or obligations set forth in this Agreement, which breach or failure to perform or comply (A) would give rise to the failure of a condition set forth in Section 7.1 or 7.3 and (B) is not cured, or is incapable of being cured, by Parent or Newco within 30 calendar days following receipt or written notice of such breach or failure to perform from Company or (ii) a Company Adverse Recommendation Change shall have occurred; provided, the Company shall have complied with the provisions and requirements of Sections 6.2(b) and 8.6(e).

         8.5 Effect of Termination. In the event of the termination of this Agreement as provided in Article VIII written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Newco or the Company or their respective affiliates, directors, officers, employees, stockholders, interest holders, Representatives, agents or advisors other than, with respect to Parent, Newco and the Company, the obligations pursuant to
Section 6.6, Section 8.5, Section 8.6, Article IX and the confidentiality provisions of Section 6.5. Nothing contained in this Section 8.5 shall relieve Parent, Newco or the Company from liability for willful breach of this Agreement or the Confidentiality Agreements.

         8.6 Certain Payments.

                  (a) Except as otherwise expressly contemplated herein, whether or not the Merger is consummated, all fees and Expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees and expenses. "Expenses", as used in this Agreement, shall include all expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party or on their behalf (or with respect to Parent, incurred by Parent's interest holders or financing sources or on their behalf) in connection with or related to the transactions contemplated hereby, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approval, financing and all other matters related to the closing of the Merger.

                  (b) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(i) or Section 8.2(iii) and at such time of termination Parent is not in breach in any material respect of any of its representations, warranties or covenants contained in this Agreement and
(A) prior to such termination, any person publicly announces an Acquisition Proposal which shall not have been withdrawn prior to such termination and (B) within 12 months of such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal, then the Company shall, upon the earlier to occur of the second business day following execution of such definitive agreement and the consummation of such Acquisition Proposal, pay Parent a non-refundable fee equal to $5,000,000 (the "Termination Fee"), payable by wire transfer in immediately available funds to an account designated in writing to the Company by Parent.

                  (c) In the event that this Agreement is terminated by Parent pursuant to Section 8.3(i) as a result of any intentional breach or failure to perform by the Company and at such time of termination Parent is not in breach in any material respect of any of its representations, warranties or covenants contained in this Agreement and (A) prior to such termination, any person publicly announces an Acquisition Proposal which shall not have been withdrawn prior to such termination and (B) within 12 months of such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal, then the Company shall, upon the earlier to occur of the second day following execution of such definitive agreement and the consummation of such Acquisition Proposal, pay Parent a non-refundable Termination Fee, payable by wire transfer in immediately available funds to an account designated in writing to the Company by Parent.

                  (d) In the event that this Agreement is terminated by Parent pursuant to Section 8.3(ii), then the Company shall promptly, but in no event later than two business days after the date of such termination, pay Parent a non-refundable fee Termination Fee, payable by wire transfer in immediately available funds to an account designated in writing to the Company by Parent.

                  (e) In the event that this Agreement is terminated by the Company pursuant to Section 8.4(ii), then the Company shall, at the time of and as a condition to the effectiveness of such termination, pay Parent a non-refundable Termination Fee, payable by wire transfer in immediately available funds to an account designated in writing to the Company by Parent.

                  (f) Notwithstanding anything to the contrary in this Agreement, Parent's right to receive payment of the Termination Fee pursuant to Sections 8.6(b), (c), (d) or (e), as the case may be, shall be the exclusive remedy of Parent and Newco against the Company or any of its stockholders, partners, members, directors, officers or agents for the loss suffered as a result of the failure of the Merger to be consummated in accordance with Sections 8.6(b), (c), (d) or (e), as the case may be, and upon payment of the Termination Fee in accordance with Sections 8.6(b), (c), (d) or (e), as the case may be, neither the Company nor any of its stockholders, partners, members, directors, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, however, that nothing in this Section 8.6(f) shall relieve any Principal Stockholder from its obligations under any Voting Agreement.

                  (g) In the event that this Agreement is terminated by the Company pursuant to Section 8.2(i) and at the time of any such termination (1) all of the conditions set forth in Article VII have been satisfied or waived except for conditions that are capable of being satisfied on the date of termination but, by their terms, cannot be satisfied until the Closing Date and
(2) the Debt Financing has not been consummated due to any condition or circumstance which has had, or could reasonably be expected to have, a material adverse effect on the business, assets (tangible or intangible), financial condition, liabilities or results of operations of Parent since September 30, 2005, excluding developments or occurrences resulting from general changes in economic, market (including securities market), regulatory or political conditions or changes in conditions generally applicable to the industries and markets in which Parent is involved that do not, in each case, have a disproportionate effect on Parent as compared to other persons in the industries and markets in which Parent is involved or resulting from the execution or announcement of the Merger Agreement or consummation of the Merger, then Parent shall promptly, but in no event later than two business days after the date of such termination, pay the Company a non-refundable Termination Fee, payable by wire transfer in immediately available funds to an account designated in writing to Parent by the Company. Notwithstanding anything to the contrary in this Agreement, the Company's right to receive payment of the Termination Fee pursuant to this Section 8.6(g) shall be the exclusive remedy of the Company and its Subsidiaries against Parent and Newco or any of their respective stockholders, partners, members, directors, officers or agents for the loss suffered as a result of the failure of the Merger to be consummated in accordance with this Section 8.6(g), and upon payment of the Termination Fee in accordance with this Section 8.6(g), neither Parent nor Newco, nor any of their respective stockholders, partners, members, directors, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

         8.7 Extension; Waiver. At any time prior to the Effective Time, each of Parent, Newco and the Company may (to the extent permitted by Law) (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of a party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

         8.8 Limitation of Liability. Notwithstanding anything to the contrary in this Agreement, none of the stockholders, partners, members, directors, officers, affiliates or agents of Parent or Newco shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

                                  ARTICLE IX

                           MISCELLANEOUS AND GENERAL

         9.1 Payment of Expenses. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

         9.2 Survival of Representations and Warranties; Survival of Confidentiality. The representations and warranties made herein shall not survive beyond the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time. The Confidentiality Agreements shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreements shall apply to all information and material delivered by any party hereunder.

         9.3 Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the stockholders of the Company, no amendment shall be made which changes the consideration payable in the Merger, adversely affects the rights of the Company's stockholders hereunder or is otherwise required under any applicable Laws to be approved by such stockholders without the approval of such stockholders.

         9.4 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

         9.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed manually or by facsimile in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

         9.7 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any other competent court of the State of Delaware, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objections to venue laid therein. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 9.8, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

         9.8 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by overnight delivery service or by facsimile transmission (with a confirming copy sent by overnight delivery service), as follows:

                  (a) If to the Company, to

                          Packaging Dynamics Corporation
                          3900 West 43rd Street
                          Chicago, Illinois 60632
                          Attention: Frank V. Tannura
                          (773) 843-8006 (telephone)
                          (773) 254-8136 (facsimile)


                          with a copy to:

                          Skadden, Arps, Slate, Meagher & Flom LLP
                          333 West Wacker Street
                          Chicago, Illinois
                          Attention: William R. Kunkel
                          (312) 407-0820 (telephone)
                          (312) 407-8514 (facsimile)

                  (b) If to Parent or Newco, to

                          Thilmany, L.L.C.
                          600 Thilmany Road
                          Kaukauna, Wisconsin  54130
                          Attention: John P. Zuleger
                          (920) 766-8267 (telephone)
                          (920) 766-8510 (facsimile)

                          with a copy to:

                          Ropes & Gray LLP
                          One International Place
                          Boston, Massachusetts  02110
                          Attention: Julie H. Jones
                          (617) 951-7294 (telephone)
                          (617) 951-7050 (facsimile)

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

         9.9 Entire Agreement; Assignment. This Agreement and the Confidentiality Agreements (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof; provided, that if any term of the Confidentiality Agreements shall conflict with the terms of this Agreement, this Agreement shall control, and (b) shall not be assigned by operation of law or otherwise, except that Parent and Newco may assign any or all of their respective rights and obligations hereunder to any affiliate of Parent or Newco, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

         9.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 6.7 shall inure to the benefit of and be enforceable by the Insured Parties, including the Indemnified Parties.

         9.11 Certain Definitions. As used herein:

                  (a) "Action" means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Entity.

                  (b) "Code" means the United States Internal Revenue Code of 1986, as amended.

                  (c) "Company Benefit Plan" means any employee benefit plans, programs, arrangements, funds, policies, practices, or contracts and employment agreements with respect to which, through which, or under which (1) the Company has any liability to provide benefits or compensation to or on behalf of employees, former employees, or independent contractors of the Company, whether formal or informal, whether or not written, including but not limited to any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), stock purchase, stock option, severance, employment, change in control, fringe benefit, collective bargaining, bonus, incentive, and deferred compensation arrangement, or (2) the Company or any Subsidiary has or is reasonably expected to have any liability (direct or indirect, contingent or otherwise).

                  (d) "Contracts" means all legally binding written or oral contracts, agreements, licenses, leases, purchase agreements, indentures, mortgages, instruments of indebtedness, security agreements, guaranties, purchase orders, sales orders, distribution agreements, and rights under any of the foregoing.

                  (e) "Employment Agreement" means any written or oral contract of employment, termination or severance agreement, change of control agreement, retention agreement, deferred compensation agreement, agreement with respect to bonus, commissions or other incentive compensation, agreement with respect to confidentiality, non-competition, non-solicitation of customers, clients or employees, and/or assignment of rights to intellectual property, collective bargaining agreement or other memorandum, letter agreement, side letter or memorandum of understanding with a union or labor organization, or any other agreement respecting any terms and/or conditions of employment or payment of compensation in respect of any current or former officer or employee or any agreement with a consultant or independent contractor.

                  (f) "Governmental Entity" means any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange.

                  (g) "Investment" means, with respect to any person, any corporation, association, general or limited partnership, company, limited liability company, trust, joint venture, organization or other entity in which such person owns, directly or indirectly, an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50%.

                  (h) "Material Adverse Effect" means any event, change, effect, development or occurrence that either individually or in the aggregate, when taken together with all other events, changes, effects, developments or occurrences (i) is or is reasonably likely to be materially adverse to the business, assets (tangible or intangible) financial condition, liabilities or results of operations of the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole, or (ii) is or is reasonably expected to materially and adversely affect the ability of the Company to consummate the Merger or prevent or delay the consummation of the Merger; excluding, in either case, any events, changes, effects, developments or occurrences resulting from general changes in economic, market (including securities market), regulatory or political conditions or changes in conditions generally applicable to the industries and markets in which the Company and its Subsidiaries are involved that do not, in each case, have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other persons in the industries and markets in which the Company and its Subsidiaries are involved or resulting from the execution or announcement of this Agreement or consummation of the Merger.

                  (i) "Permitted Liens" means (a) Liens for current Taxes, including real estate Taxes, assessments and other governmental levies, fees, or charges that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith by appropriate proceedings, and the Companies or the Subsidiaries, as applicable, have set aside adequate reserves in accordance with GAAP; (b) inchoate mechanics' and materialmen's Liens for construction in progress (c) workmen's, repairmen's, warehousemen's, carriers' Liens and other similar Liens for labor, materials, or supplies incurred in the ordinary course of business for amounts that are (i) not delinquent and would not, individually and in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect or (ii) being contested in good faith by appropriate proceedings, and the Companies or the Subsidiaries, as applicable, have set aside adequate reserves in accordance with GAAP; (d) zoning, building codes, and other land use laws regulating the use or occupancy of Owned Real Property or the activities conducted thereon that are imposed by any governmental authority having jurisdiction over such Owned Real Property that do not, individually or in the aggregate, materially interfere with the ordinary course of business conducted on such property; (e) easements, covenants, conditions, restrictions, and other similar matters affecting title to Owned Real Property and other title defects that do not and could not materially impair the use or occupancy of Owned Real Property in the operation of the business of the Companies and their Subsidiaries, (f) the Liens set forth on Section 9.11(i) of the Company Disclosure Schedule and (g) all Liens and other imperfections of title (including matters of record) and encumbrances that do not materially interfere with the conduct of the business of the Company and the Subsidiaries, taken as a whole.

                  (j) "Subsidiary" means, when used with reference to any person, any entity of which (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such person or (ii) such person or any other Subsidiary of such Person is a general partner (including any such partnership where such person or any Subsidiary of such person does not have a majority of the voting interest in such partnership).

                  (k) "Tax" means (i) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person's taxes as a transferee or successor, by contract or otherwise.

                  (l) "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         9.12 Disclosure Schedules. The Disclosure Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same has been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedules shall be deemed to be disclosed for purposes of the corresponding section of this Agreement, but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

         9.13 Obligation of Parent. Whenever this Agreement requires Newco to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Newco to take such action and a guarantee of the payment and performance thereof.

         9.14 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

         9.15 Captions. The article, section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                        PACKAGING DYNAMICS CORPORATION


                                        By:/s/ Frank V. Tannura
                                           -----------------------------------
                                           Name:  Frank V. Tannura
                                           Title: Chairman and Chief Executive
                                                  Officer


                                        THILMANY, L.L.C.


                                        By: /s/ Gordon H. Woodward
                                           -----------------------------------
                                           Name:  Gordon H. Woodward
                                           Title: Vice President


                                        KHTP ACQUISITION, INC.


                                        By:/s/ Gordon H. Woodward
                                           -----------------------------------
                                           Name:  Gordon H. Woodward
                                           Title: President

                                                                   Exhibit A

                             Principal Stockholders
                             ----------------------

Packaging Investors, L.P.

                                                                    Exhibit B

                            Form of Voting Agreement
                            ------------------------


[See attached.]

                                VOTING AGREEMENT

         This VOTING AGREEMENT (the "Agreement"), dated as of February __, 2006, is made by and between Packaging Investors, L.P., a Delaware limited partnership (the "Stockholder") and Thilmany, L.L.C., a Delaware limited liability company ("Parent"). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

         WHEREAS, concurrently herewith, Parent, KTHP Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Newco"), and Packaging Dynamics Corporation, a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), providing for the merger of Newco with and into the Company with the Company as the surviving corporation (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

         WHEREAS, as of the date hereof, the Stockholder beneficially owns and has the power to vote and dispose of 3,985,561 shares of common stock, par value $0.01 per share, of the Company (the "Owned Shares" and, together with any securities issued or exchanged with respect to such shares upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or any other change in the Company's capital structure or securities of which the Stockholder acquires beneficial ownership after the date hereof and prior to the termination hereof, whether by purchase, acquisition or upon exercise of options, warrants, conversion of other convertible securities or otherwise, collectively referred to herein as, the "Covered Shares"); and

         WHEREAS, as a condition to the willingness of Parent and Newco to enter into the Merger Agreement, each of Parent and Newco has required that the Stockholder agree, and in order to induce Parent and Newco to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement with respect to (a) the Covered Shares and (b) certain other matters as set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                  ARTICLE I.
                                VOTING AGREEMENT
                                ----------------

         Section 1.1 Voting Agreement. The Stockholder hereby agrees that during the Voting Period (as defined below), at any meeting of the stockholders of the Company, however called, or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought, the Stockholder shall (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum and (ii) vote (or cause to be voted) in person or by proxy the Covered Shares in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and (iii) vote (or cause to be voted) the Covered Shares against any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of a material amount of the assets or securities of the Company or any of its subsidiaries (other than pursuant to the Merger) or any other Acquisition Proposal. For the purposes of this Agreement, "Voting Period" shall mean the period commencing on the date hereof and ending immediately prior to any termination of this Agreement pursuant to Section 5.2 hereof.

         Section 1.2 Proxy.

         (a) THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, THE PRESIDENT OF PARENT AND THE SECRETARY OF PARENT, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION DATE (AS DEFINED BELOW)) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES IN ACCORDANCE WITH SECTION 1.1. THE STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE COVERED SHARES.

         (b) Except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement, the parties acknowledge and agree that neither Parent, nor Parent's successors, assigns, subsidiaries, divisions, employees, officers, directors, shareholders, agents and affiliates, shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney's fees) and compensation of any kind or nature whatsoever to the Stockholder in connection with, as a result of or otherwise relating to any vote (or refrain from voting) by Parent of the Covered Shares subject to the irrevocable proxy hereby granted to Parent at any annual, special or other meeting or action or the execution of any consent of the stockholders of the Company. The parties acknowledge that, pursuant to the authority hereby granted under the irrevocable proxy, Parent may vote the Covered Shares pursuant to Section 1.1 in furtherance of its own interests, and Parent is not acting as a fiduciary for the Stockholder.

         (c) Except pursuant to Section 5.2 of this Agreement, this irrevocable proxy shall not be terminated by any act of the Stockholder or by operation of law (including, without limiting the foregoing, the termination of any trust or estate for which the Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If after the execution hereof any trust or estate should be terminated, or if any corporation or partnership should be dissolved or liquidated, or if any other such event or events shall occur before the Termination Date, certificates representing the Covered Shares shall be delivered by or on behalf of the Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by the Parent hereunder shall be as valid as if such termination, dissolution, liquidation or other event or events had not occurred, regardless of whether or not the Parent has received notice of such termination, dissolution, liquidation or other event.

         Section 1.3 Other Matters. Except as set forth in Section 1.1, the Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall give Parent or any of its officers or designees the right to vote any Covered Shares in connection with the election of directors.

                                  ARTICLE II.
                    REPRESENTATIONS AND WARRANTIES OF PARENT
                    ----------------------------------------

         Parent hereby represents and warrants to the Stockholder as follows:

         Section 2.1 Valid Existence. Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as it is now being conducted.

         Section 2.2 Authority Relative to This Agreement. Parent has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other party hereto, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 2.3 No Conflict

         (a) The execution and delivery of this Agreement by the Parent does not, and the performance of its obligations under this Agreement by the Parent and the consummation by the Parent of the transactions contemplated hereby will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Parent or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any contract to which the Parent is a party; except for violations, breaches or defaults that would not materially impair the ability of the Parent to perform its obligations hereunder.

         (b) The execution and delivery of this Agreement by the Parent does not, and the performance of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not materially impair the ability of the Parent to perform its obligations hereunder.

                                 ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDER
                               ------------------

         The Stockholder hereby represents and warrants to Parent as follows:

         Section 3.1 Valid Existence. The Stockholder is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.

         Section 3.2 Authority Relative to This Agreement. The Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by the other party hereto, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 3.3 No Conflict.

         (a) The execution and delivery of this Agreement by the Stockholder does not, and the performance of its obligations under this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Stockholder or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any contract to which the Stockholder is a party; except for violations, breaches or defaults that would not materially impair the ability of the Stockholder to perform its obligations hereunder.

         (b) The execution and delivery of this Agreement by the Stockholder does not, and the performance of its obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not materially impair the ability of the Stockholder to perform its obligations hereunder.

         Section 3.4 Ownership of Shares. As of the date hereof, the Stockholder has good and marketable title to and is the record and beneficial owner of the Owned Shares, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or other voting of the Owned Shares, except liens granted to lending institutions with respect to the extension of credit and the granting of loans to the Stockholder; provided, however, such liens do not impair the ability of the Stockholder nor require the consent of such lender (i) to sell, transfer or assign the Owned Shares pursuant to the Merger, (ii) to grant to Parent the proxy hereunder or (iii) to or for the Stockholder to comply with its obligations pursuant to Section 4.3 hereof.

         Section 3.5 The Stockholder Has Adequate Information. The Stockholder is a sophisticated investor with respect to the Covered Shares and has independently and without reliance upon Parent and based on such information as the Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that Parent has not made nor makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Except to the extent expressly provided herein, the Stockholder acknowledges that the agreements contained herein with respect to the Covered Shares by the Stockholder are irrevocable, and that the Stockholder shall have no recourse to the Covered Shares or Parent with respect to the Covered Shares, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

         Section 3.6 Parent's Excluded Information. The Stockholder acknowledges and confirms that (a) Parent may possess or hereafter come into possession of certain non-public information concerning the Covered Shares and the Company which is not known to the Stockholder and which may be material to the Stockholder's decision to vote in favor of the Merger ("Parent's Excluded Information"), (b) the Stockholder has requested not to receive Parent's Excluded Information and has determined to vote in favor of the Merger notwithstanding its lack of knowledge of Parent's Excluded Information, and (c) Parent shall have no liability or obligation to the Stockholder in connection with, and the Stockholder hereby waives and releases Parent from, any claims which the Stockholder or its successors and assigns may have against Parent (whether pursuant to applicable securities, laws or otherwise) with respect to the non-disclosure of Parent's Excluded Information; provided, however, nothing contained in this Section 3.6 shall limit the Stockholder's right to rely upon the express representations and warranties made by Parent in this Agreement, or the Stockholder's remedies in respect of breaches of any such representations and warranties.

                                  ARTICLE IV.
                          COVENANTS OF THE STOCKHOLDER
                          ----------------------------

         The Stockholder hereby covenants and agrees as follows:

         Section 4.1 No Solicitation. From and after the date of this Agreement, the Stockholder will cease and cause to be terminated any discussions or negotiations with any parties (other than Parent, Newco and their respective representatives) that may be ongoing with respect to an Acquisition Proposal. The Stockholder will not, and will not authorize or permit its partners, employees or affiliates to directly or indirectly (i) initiate, solicit, propose or knowingly encourage or facilitate any inquiries or the making of any Acquisition Proposal (ii) enter into any agreement or agreement in principle with respect to an Acquisition Proposal or (iii) engage in negotiations or discussions with, or furnish any information or data to, any person relating to, in connection with or which would reasonably likely lead to an Acquisition Proposal.

         Section 4.2 No Transfer. Other than pursuant to the terms of this Agreement or the Merger Agreement and except with respect to clause (ii) below, as disclosed in Article III of this Agreement, without the prior written consent of Parent or as otherwise provided in this Agreement, during the term of this Agreement, the Stockholder hereby agrees to not, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Shares or
(ii) sell, pledge, assign, transfer, encumber or otherwise dispose of (including by merger, consolidation or otherwise by operation of law), or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance or other disposition of (including by merger, consolidation or otherwise by operation of law), any Covered Shares. Promptly following the date hereof, the Stockholder and Parent shall deliver joint written instructions to the Company and to the Company's transfer agent stating that the Owned Shares may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of in any manner without the prior written consent of Parent or except in accordance with the terms and conditions of this Agreement. If any Covered Shares are acquired after the date hereof by the Stockholder, the foregoing instructions shall be delivered upon acquisition of such Covered Shares.

         Section 4.3 Public Announcement. The Stockholder shall, except as may be required by law, consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent, except as may be required by law.

         Section 4.4 Additional Shares. The Stockholder shall as promptly as practicable notify Parent of the number of any new Covered Shares acquired by the Stockholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Stockholder on the date hereof.

                                  ARTICLE V.
                                 MISCELLANEOUS
                                 -------------

         Section 5.1 Consent. Pursuant to the terms of the Stockholders Agreement dated as of July 1, 2002, among the Company, the Stockholder, DCBS Investors, L.L.C. and CB Investors, L.L.C., as amended, the Stockholder hereby consents to the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement.

         Section 5.2 Termination. This Agreement and all of its provisions shall terminate upon the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, or (iii) written notice of termination of this Agreement by Parent to the Stockholder (such date of termination, the "Termination Date"); except that the provisions of Article V shall survive any such termination.

         Section 5.3 Amendment of Merger Agreement. The obligations of the Stockholder under this Agreement shall terminate if the Merger Agreement is amended or otherwise modified after the date hereof without the prior written consent of the Stockholder in a manner that reduces or changes the form of the Merger Consideration or if the Effective Time has not occurred by September 30, 2006.

         Section 5.4 Survival of Representations and Warranties. The respective representations and warranties of the Stockholder and Parent contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto. The representations and warranties contained herein shall expire with, and be terminated and extinguished upon, consummation of the Merger, and thereafter no party hereto shall be under any liability whatsoever with respect to any such representation or warranty.

         Section 5.5 Fees and Expenses. Except as otherwise provided herein or as set forth in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

         Section 5.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.6):

                          if to Parent:

                          Thilmany, L.L.C.
                          600 Thilmany Road
                          Kaukauna, Wisconsin  54130
                          Attention: John P. Zuleger
                          (920) 766-8267 (telephone)
                          (920) 766-8510 (facsimile)

                          with a copy to:

                          Ropes & Gray LLP
                          One International Place
                          Boston, Massachusetts  02110
                          Attention: Julie H. Jones
                          (617) 951-7294 (telephone)
                          (617) 951-7050 (facsimile)

                          if to the Stockholder:

                          Packaging Investors, L.P.
                          201 Main Street, Suite 3100
                          Fort Worth, Texas  76102
                          Attention: Kevin G. Levy

         Additionally, any notice delivered to any party hereto shall also be given to the Company in accordance with this Section 5.6 at:

                          Packaging Dynamics Corporation
                          3900 West 43rd Street
                          Chicago, Illinois 60632
                          Attention: Frank V. Tannura
                          (773) 843-8006 (telephone)
                          (773) 254-8136 (facsimile)

                          with a copy to:

                          Skadden, Arps, Slate, Meagher & Flom LLP
                          333 West Wacker Street
                          Chicago, Illinois
                          Attention: William R. Kunkel
                          (312) 407-0820 (telephone)
                          (312) 407-8514 (facsimile)

         Section 5.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         Section 5.8 Entire Agreement; Assignment. This Agreement and the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent or Newco may assign all or any of their rights and obligations hereunder to an affiliate, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

         Section 5.9 Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

         Section 5.10 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of the other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         Section 5.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         Section 5.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the choice of law principles therein).

         Section 5.13 Specific Performance; Submission to Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of the State of New York or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the state courts located within New York, New York, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of the State of New York and the state courts located within New York, New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the United States District Court for the Southern District of the State of New York or the state courts located within New York, New York and (iv) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 5.6. Each party hereto hereby agrees that, to the fullest extent permitted by Law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.6 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

         Section 5.14 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.14.

         Section 5.15 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 5.16 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         Section 5.17 Further Assurances. From time to time, at the request of the other party and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.




                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Stockholder, the Company, Parent and Newco have caused this Agreement to be duly executed on the date hereof.


                                      THILMANY, L.L.C.


                                      By:
                                         -----------------------------------
                                         Name:
                                         Title:


                                      PACKAGING INVESTORS, L.P.

                                      By: Group III 31, L.L.C., General Partner


                                      By:
                                         -----------------------------------
                                         Name:  Kevin G. Levy
                                         Title: Vice President